Exhibit 3.4

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COVETRUS, INC.

It is hereby certified that:

1.    The present name of the corporation (the “Corporation”) is Covetrus, Inc. The name under which the Corporation was originally incorporated was HS Spinco, Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was April 13, 2018. The original certificate of incorporation of the Corporation was subsequently amended by the certificate of amendment filed with the Secretary of State of the State of Delaware on January 4, 2019.

2.    The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.

3.    The certificate of incorporation of the Corporation, as amended and restated herein, shall from and after the time of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, read in its entirety as follows:

FIRST: The name of the corporation is COVETRUS, INC.

SECOND: The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 685,000,000 shares of capital stock, consisting of 675,000,000 shares of common stock having a par value of one cent ($0.01) per share (“Common Stock”) and 10,000,000 shares of preferred stock having a par value of one cent ($0.01) per share (“Preferred Stock”, and together with the Common Stock, “Capital Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by all of the then outstanding shares of all classes and series of Capital Stock of the Corporation, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)).

A.    Preferred Stock:

1.    The board of directors of the Corporation (the “Board of Directors”) may authorize by resolution and without stockholder approval the issuance from time to time of the Preferred Stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution and without stockholder approval.

2.    The Board of Directors is authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to the DGCL describing such designations, powers, preferences, relative, participating, optional and other special rights and other terms, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock, as applicable (a “Certificate of Designation”). The designations, powers, preferences and relative, participating, optional and other special rights and other terms of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or junior to, or on a parity with, any other series of Preferred Stock to the extent permitted by applicable law. The consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) in voting power of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

3.    Subject to the provisions of Subparagraph 1 of this Paragraph A, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine for such consideration as shall be determined by the Board of Directors in accordance with applicable law.

4.    Subject to any applicable provisions of the DGCL, shares of Preferred Stock that have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares but including shares redeemed and shares purchased and retired, whether through the operation of a retirement or sinking fund, or otherwise) may have the status of authorized and unissued shares of Preferred Stock, and may be reissued as a part of the series of which they were originally a part or be retired and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors as provided in Subparagraph 1 of this Paragraph A of this Article FOURTH providing for the issuance of any series of Preferred Stock.

B.    Common Stock:

1.    After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH and applicable law, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion.

2.    Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him or her on all matters voted upon by the stockholders. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C.    No Preemptive Rights: No holder of stock of any class or series of the Corporation shall be entitled to any preemptive right to subscribe for or purchase any shares of stock of any class or series, whether now or hereafter authorized, or any bonds, debentures or other securities or evidences of indebtedness, whether or not convertible into or exchangeable for stock, but shares of stock of any class or series, or bonds, debentures or other securities or evidences of indebtedness may be issued, sold or otherwise disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

FIFTH:

For purposes of this Article FIFTH:

“Acquire” or “Acquisition” or “Acquiring” shall mean the direct or indirect acquisition by any means, including, without limitation, through any option, warrant, forward purchase or commitment, convertible security, swap agreement or other derivative or security or arrangement, pledge or other interest or arrangement or commitment, or by reason of Capital Stock being acquired or held by a nominee or similar agent on behalf of a Person, and shall include any action or event that conveys beneficial ownership (or is deemed to convey beneficial ownership for purposes of applying Section 355(e) of the Code) for U.S. federal income tax purposes.

“Affiliate” shall mean a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. For purposes of this definition, Persons who share one or more common board members who do not constitute a majority of the board of any such Person shall not be deemed to be under common control. In addition, for purposes of this definition, two or more Persons shall not be treated as “Affiliates” solely by virtue of the fact that they retain the services of the same investment manager or investment advisor and such investment manager or investment advisor has, pursuant to contract or otherwise, discretionary authority to make investment decisions on behalf of such Persons.

“Beneficial Ownership” shall mean ownership directly or indirectly (including by a nominee), or constructively through the application of the aggregation and attribution rules in Section 355(e)(4)(C) of the Code (including through the application of Section 318 of the Code, as modified by Section 355(e)(4)(C) of the Code), and shall include all deemed ownership under the rules of Sections 355(d) and (e) of the Code and the Treasury regulations promulgated thereunder (including any deemed ownership by reason of being a member of any “coordinating group” within the meaning of Treasury Regulations Section 1.355-7(h)(4)). The terms “Beneficially Own” and “Beneficially Owning” shall have correlative meanings.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Charitable Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 501(c)(3), Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Distribution” shall mean the distribution of the Capital Stock of the Corporation pursuant to the Contribution and Distribution Agreement, dated April 20, 2018, by and among the Corporation, Henry Schein, Inc., Direct Vet Marketing, Inc. and, solely for purposes of certain articles thereto, Shareholder Representative Services LLC (as it may be amended and/or restated from time to time).

“Distribution Date” shall mean [●].

“Grandfathered Holder 1” shall mean the “X Purchasers” (as such term is defined in the Stock Subscription and Purchase Agreement) and any of their successors or assignees, and any Affiliates of any of the foregoing, respectively.

“Grandfathered Holder 1 Interest” shall mean the shares of issued and outstanding Common Stock (by vote, value (using the Valuation Principles), or number, whichever is more restrictive, and as determined on the date of issuance) acquired by Grandfathered Holder 1 pursuant to the Stock Subscription and Purchase Agreement.

“Grandfathered Holder 2” shall mean the “Y Purchaser” (as such term is defined in the Stock Subscription and Purchase Agreement) and any of its successors or assignees, and any Affiliates of any of the foregoing, respectively.

“Grandfathered Holder 2 Interest” shall mean the shares issued and outstanding Common Stock (by vote, value (using the Valuation Principles), or number, whichever is more restrictive, and as determined on the date of issuance) acquired by Grandfathered Holder 2 pursuant to the Stock Subscription and Purchase Agreement.

“Grandfathered Holder 3” shall have the meaning given to such term in the Merger Agreement.

“Grandfathered Holder 3 Interest” shall mean the shares of issued and outstanding Common Stock (by vote, value (using the Valuation Principles), or number, whichever is more restrictive, and as determined on the date immediately following the Merger) Beneficially Owned by Grandfathered Holder 3 on the date immediately following the Merger.

“Grandfathered Holders” shall mean Grandfathered Holder 1, Grandfathered Holder 2 and Grandfathered Holder 3.

“Legacy Shares” shall mean the shares of Common Stock originally acquired by (i) Voyager Stockholders pursuant to the Merger Agreement, and (ii) Grandfathered Holder 1 and Grandfathered Holder 2 pursuant to the Stock Subscription and Purchase Agreement.

“Market Capitalization” shall mean the product of (i) the total number of outstanding shares of Capital Stock, multiplied by (ii) the Market Price of such Capital Stock, as of the relevant date for measuring such value pursuant to this Article FIFTH.

“Market Price” shall mean with respect to any series of any class of Capital Stock, the last reported sales price of such series reported on Nasdaq on the trading day immediately preceding the relevant date or, if shares of such series are not then traded on Nasdaq, the last reported sales price of shares of such series on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the shares of such series may be traded, or if shares of such series are not then traded over any exchange or quotation system, then the market price of shares of such series on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Merger” shall mean the transactions contemplated and undertaken pursuant to the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated April 20, 2018, by and among the Corporation, Henry Schein, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and, solely for purposes of certain articles thereto, Shareholder Representative Services LLC (as it may be amended and/or restated from time to time).

“Nasdaq” shall mean the Nasdaq Global Select Market.

“Person” shall mean an individual, corporation, partnership, estate, trust, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or person, and shall include any “coordinating group” (within the meaning of Treasury Regulations Section 1.355-7(h)(4)), it being understood that a “coordinating group” shall be treated as one Person for purposes of this Article FIFTH.

“Prohibited Owner” shall mean any Person who, but for the provisions of Paragraph A of this Article FIFTH, would Beneficially Own Capital Stock in excess of the Share Ownership Limit.

“Public Listing Date” shall mean the date on which Common Stock of the Corporation is first publicly-traded pursuant to the registration statement filed under the Securities Act, which became effective with the U.S. Securities and Exchange Commission on [●] (Commission File No. [●]).

“Ownership Limitation Termination Date” shall mean the first Business Day following the second anniversary of the Distribution Date.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Share Ownership Limit” shall mean:

(i) other than in the case of the Grandfathered Holders, Beneficial Ownership of nine and eight tenths percent (9.8%) (determined in respect of voting power, value (calculated using the Valuation Principles), or number, whichever is most restrictive) of all issued and outstanding Capital Stock;

(ii) in the case of Grandfathered Holder 1, the Grandfathered Holder 1 Interest;

(iii) in the case of Grandfathered Holder 2, the Grandfathered Holder 2 Interest; and

(iv) in the case of Grandfathered Holder 3, the Grandfathered Holder 3 Interest.

If a Person Beneficially Owns Capital Stock that is not actually outstanding (e.g. Capital Stock issuable upon the exercise of an option or warrant or the conversion of a convertible security) (“Option Shares”), then, for purposes of determining the percentage of outstanding Capital Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding solely with respect to such Person; it being understood that the foregoing shall operate so as to increase the amount of Capital Stock considered to be Beneficially Owned by a Person, and shall not operate so as to dilute or otherwise decrease the amount of any Capital Stock considered to be Beneficially Owned by a Person.

It is intended that the “Share Ownership Limit” prevent (v) any Person (other than Grandfathered Holder 3) from becoming a “ten-percent shareholder” (within the meaning of Treasury Regulations Section 1.355-7(h)(14)) of the Corporation (or any “predecessor” or “successor” thereof, within the meaning of Section 355(e)(4)(D) of the Code), (w) Grandfathered Holder 1 from Acquiring or Beneficially Owning any Capital Stock in excess of the Grandfathered Holder 1 Interest, (x) Grandfathered Holder 2 from Acquiring or Beneficially Owning any Capital Stock in excess of the Grandfathered Holder 2 Interest, (y) Grandfathered Holder 3 from Acquiring or Beneficially Owning any Capital Stock in excess of the Grandfathered Holder 3 Interest and (z) any other Transfer or Acquisition or Beneficial Ownership of Capital Stock that could reasonably be expected to adversely affect the intended tax free treatment of the Distribution and related transactions, and that this restriction shall be interpreted consistently with that intent. The Board of Directors may from time to time increase or decrease the Share Ownership Limit; provided, however, that (i) any increase or decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease in order for the Corporation to preserve the tax-free treatment of the Distribution under Section 355 of the Code, in which case such decrease shall be effective immediately), (ii) any increase or decrease may only be made if the Board of Directors reasonably determines that such increase or decrease is advisable to help the Corporation maintain the tax-free treatment of the Distribution under Section 355 of the Code, and (iii) any increase or decrease, as applicable, must be publicly announced by the Corporation.

“Stock Subscription and Purchase Agreement” shall mean that certain Stock Subscription and Purchase Agreement, dated December 21, 2018 (as it may be amended and/or restated from time to time).

“Transfer” shall mean any direct or indirect issuance, sale, transfer, exchange, gift, assignment, devise or other disposition, as well as any other event that causes any Person to Beneficially Own Capital Stock or have the right to vote or receive dividends on Capital Stock, or any agreement or arrangement (or any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to take any such actions or cause any such events, including (but not limited to): (i) the granting or exercise of any option (or any disposition of any option) or contractual right, (ii) any issuance, sale, transfer, gift, assignment, devise or other disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock, (iii) any exercise of any conversion right or exchange right or similar right, (iv) the issuance, sale, transfer, gift, assignment, devise or other disposition of interests in other entities that result in changes in Beneficial Ownership of Capital Stock, and (v) any transaction, event, understanding or arrangement that results in any Person Acquiring Beneficial Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by operation of law or otherwise.

“Trust” shall mean any separate trust created pursuant to Subparagraph 2 of Paragraph A of this Article FIFTH and administered in accordance with the terms of Paragraph D of this Article FIFTH, for the exclusive benefit of any Charitable Beneficiary.

“Trustee” shall mean any Person or entity that is not an affiliate of either the Corporation or any Prohibited Owner and that is appointed by the Corporation to serve as trustee of the Trust.

“Valuation Principles” shall mean, for purposes of calculating the value of a number of shares of Capital Stock Beneficially Owned by a Person, the value calculated by (A) (i) multiplying (x) the number of shares of Capital Stock Beneficially Owned by such Person by (y) the Market Price of such Capital Stock as of the measurement date, and assuming for this purpose that all shares of Capital Stock within a single class have the same Market Price (and without taking into account control premiums or minority or blockage discounts), and (B) (ii) dividing the product by the Market Capitalization of the Corporation as of the relevant measurement date. If a Person Beneficially Owns Capital Stock by reason of Beneficially Owning Option Shares, then, for purposes of determining the value of outstanding Capital Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding solely for purposes of calculating the value of outstanding shares of Capital Stock owned by such Person; it being understood that the foregoing (insofar as it relates to Option Shares) shall operate so as to increase the value of Capital Stock considered to be Beneficially Owned by a Person, and shall not operate so as to decrease the value of Capital Stock considered to be Beneficially Owned by a Person.

“Voyager Stockholders” shall have the meaning ascribed to such term in the Merger Agreement.

A.    Restrictions on Transfers.

1.    Basic Restrictions. Except as provided in Paragraph E of this Article FIFTH, from the Public Listing Date and through and including the Ownership Limitation Termination Date, no Person shall Beneficially Own, or enter into any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to Beneficially Own, in each case, Capital Stock in excess of the applicable Share Ownership Limit. Except as provided in Paragraph E of this Article FIFTH, from the Public Listing Date and through and including the Ownership Limitation Termination Date, any purported Transfer that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the applicable Share Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would otherwise be Beneficially Owned by such Person in excess of the applicable Share Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Capital Stock.

2.    Transfers in Trust. If at any time from the Public Listing Date and through and including the Ownership Limitation Termination Date, a purported Transfer occurs that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the applicable Share Ownership Limit, then, (i) the number of shares of Capital Stock in excess of the applicable Share Ownership Limit (rounded up to the nearest whole number of shares) shall be automatically transferred to a Trust for the exclusive benefit of the Charitable Beneficiary, effective (to the fullest extent permitted by law) as of the close of business on the Business Day prior to the date of such purported Transfer, (ii) the intended transferee shall acquire no rights in such Capital Stock, and (iii) such Capital Stock shall be registered on the books of the Corporation in the name of the Trustee.

B.    Notice of Restricted Transfer or Acquisition. Any Person who makes, or attempts to make (or who enters into, has entered into, or attempts to enter into, any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to make), a Transfer or Acquisition that violates any of the provisions of Paragraph A of this Article FIFTH shall immediately give written notice to the Corporation of such event and shall promptly provide to the Corporation such information as the Corporation may request in order to determine the effect, if any, of such Transfer or Acquisition (or attempted Transfer or Acquisition) on the Distribution’s qualification for tax-free status under Section 355 of the Code and to ensure compliance with the Share Ownership Limit.

C.    Owners Required to Provide Information. From and after the Public Listing Date until and including the Ownership Limitation Termination Date, on or prior to January 31 of each calendar year (or at such other time or times as the Corporation may request), every Person who Beneficially Owns (or who has entered into any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to Beneficially Own) five percent (5%) or more of the issued and outstanding shares of any class or series of Capital Stock, shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the effect, if any, of such Person’s Beneficial Ownership of Capital Stock on the Distribution’s qualification for tax-free status under Section 355 of the Code and to ensure compliance with the Share Ownership Limit.

D.    Shares Held in Trust.

1.    Status of Shares Held in Trust; Dividend and Voting Rights. Capital Stock held by the Trustee (i.e., that has been automatically transferred to a Trust pursuant to Subparagraph 2 of Paragraph A of this Article FIFTH) shall be issued and outstanding Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Capital Stock held in trust by the Trustee, shall have no rights to dividends or other distributions on such Capital Stock, and shall not possess any rights to vote or other rights attributable to such Capital Stock. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. To the fullest extent permitted by law, the Prohibited Owner shall be deemed to have given to the Trustee, as of the close of business on the Business Day prior to the date of the purported Transfer that results in the transfer of the Capital Stock to the Trust under Subparagraph 2 of Paragraph A of this Article FIFTH, an irrevocable proxy to vote the Capital Stock held in the Trust in accordance with this Subparagraph 1 of Paragraph D of this Article FIFTH. To the fullest extent permitted by law, the Trustee shall have the authority (at the Trustee’s sole discretion) to (i) rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Capital Stock has been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the exclusive benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall have no authority to rescind and recast such vote. To the fullest extent permitted by law, dividends or distributions with respect to Capital Stock held in the Trust inadvertently paid to a Prohibited Owner shall not be the property of the Prohibited Owner and shall be the property of the Trust and shall be paid by the Prohibited Owner to the Trust upon request. In the event the Prohibited Owner fails to comply with any such request, the Corporation shall have the power to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner with respect to such Capital Stock held in Trust, including, without limitation, if necessary, (x) withholding any portion of future dividends or distributions payable on Capital Stock Beneficially Owned by the Prohibited Owner that are not held in Trust pursuant to the provisions of this Article FIFTH, and (y) as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, paying to the Trust for the benefit of the Charitable Beneficiary the dividends or distributions so received or withheld, as the case may be. The Prohibited Owner shall, to the fullest extent permitted by law, be deemed to have consented to the Corporation taking any and all such actions. Notwithstanding the provisions of this Subparagraph 1 of this Paragraph D of this Article FIFTH, until the Corporation has received notification (or otherwise discovers) that Capital Stock has been automatically transferred to a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of maintaining lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, otherwise conducting votes of stockholders, and determining the shareholders of record entitled to receive distributions from the Corporation in respect of its issued and outstanding Capital Stock.

2.    Sale of Capital Stock by Trustee. As soon as practicable following its receipt of notice from the Corporation that Capital Stock has been transferred to a Trust, the Trustee of the Trust shall sell the Capital Stock held in the Trust to a Person, designated by the Trustee, whose Beneficial Ownership of the Capital Stock will not (when taken together with all other Capital Stock Beneficially Owned by such Person) violate the Share Ownership Limit and that is not otherwise a Prohibited Owner. Upon such sale, the interest of the Charitable Beneficiary in such Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in Subparagraph 2 of Paragraph D. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the Capital Stock or, if the Prohibited Owner did not give value for the Capital Stock in connection with the event causing the Capital Stock to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Capital Stock on the date of the event causing the Capital Stock to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the Capital Stock held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Subparagraph 1 of Paragraph D of this Article FIFTH. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Capital Stock has been transferred to the Trust, such Capital Stock is sold by a Prohibited Owner, then (i) such Capital Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Subparagraph 2 of Paragraph D, then, to the fullest extent permitted by law, the Prohibited Owner shall be liable to the Trustee for such excess amount, and shall promptly pay such excess amount to the Trustee upon demand.

E.    Exception. The Board may exempt a Person from the applicable Share Ownership Limit for a specific Transfer, on such conditions and terms as the Board of Directors deems desirable, if (i) the Board of Directors concludes that the Transfer (taking into account all relevant facts, including the manner of such Transfer) will not affect the Distribution’s qualification for tax-free status under Section 355 of the Code, (ii) such Person agrees that any action taken by such Person (or otherwise) which is contrary to the restrictions contained in this Article FIFTH will result in such Capital Stock being automatically transferred to a Trust in accordance with the provisions of this Article FIFTH, and (iii) the Transfer for which such exemption is sought has not yet occurred; it being understood that, to the extent it is established to the satisfaction of the Board of Directors that a secondary transfer or exchange between stockholders of the Corporation of issued and outstanding shares of Capital Stock will solely involve Legacy Shares (based on, in part, such representations and undertakings from the applicable transferor and transferee as the Board of Directors deems satisfactory in its reasonable discretion), the Board of Directors shall permit such transfer or exchange. In exercising its discretion under this Paragraph E of this Article FIFTH, the Board of Directors may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel or nationally recognized accounting firm.

F.    Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that (i) a purported Transfer or Acquisition has taken place in violation of Paragraph A of this Article FIFTH, (ii) that a Person intends to or has attempted to (or has entered into any agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7(h)(1)) to) Transfer or Acquire Beneficial Ownership of Capital Stock in violation of Paragraph A of this Article FIFTH or (iii) that any Transfer, Acquisition, intended or attempted Transfer or Acquisition would be inadvisable (in terms of preserving the tax-free treatment of the Distribution under Section 355 of the Code), then the Board of Directors or its designees shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer or Acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or Acquisition.

G.    Remedies Not Limited. To the fullest extent permitted by law, the Corporation shall have the exclusive right to enforce the provisions of this Article FIFTH, including by seeking legal and/or equitable relief against any Prohibited Owner (and its broker, nominee or other agent). Nothing contained in this Article FIFTH shall limit the authority of the Corporation to take such action as it deems necessary or advisable to ensure all relevant Persons comply with the applicable Share Ownership Limit and this Article FIFTH, or to take such other actions as the Corporation otherwise has the authority to take.

H.    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article FIFTH, including any defined term contained herein, the Board of Directors shall have the power to determine the application of the provisions of this Article FIFTH with respect to any situation based on the facts known to it. In the event that this Article FIFTH requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action so long as such action is in furtherance of, and not inconsistent with, the provisions of this Article FIFTH.

I.    Settlement of Nasdaq Transactions. Nothing in this Article FIFTH shall preclude the settlement of any transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article FIFTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FIFTH.

J.    Severability. If any provision of this Article FIFTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

K.    Legend. Each certificate for shares of Capital Stock and each notice evidencing uncertificated shares of Capital Stock shall bear substantially the following legend:

“The shares represented by this [certificate / notice] are subject to restrictions on transfer for the purpose of maintaining the tax-free treatment of the distribution of the Corporation’s capital stock under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain exceptions set forth in the Corporation’s certificate of incorporation, no Person may Beneficially Own shares of capital stock of the Corporation in excess of 9.8% (or in the case of certain grandfathered holders, certain percentages specified in the Corporation’s certificate of incorporation), or such other percentage as is determined from time to time by the board of directors, of the voting power, number or value of outstanding shares of capital stock (whichever is more restrictive). Any Person who attempts to Beneficially Own shares of capital stock or other securities in excess of the above limitations must notify the Corporation in writing immediately. Any transfer in violation of the above limitations will be void ab initio. Notwithstanding the foregoing, if the restrictions above are violated, the shares of capital stock or securities represented hereby will be held in trust for a charitable beneficiary in the manner provided in the Corporation’s certificate of incorporation. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation’s certificate of incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

SIXTH:

A.    Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of Preferred Stock to elect directors, the number of directors which shall constitute the entire Board of Directors shall initially be eleven (11) and shall thereafter be as fixed in the manner provided in the By-Laws of the Corporation (such total number of authorized directors, whether or not there exist any vacancies or previously authorized but unfilled directorship, the “Entire Board”). In no event shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director.

B.     The Board of Directors shall exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation. Without limiting the generality of the foregoing and in furtherance and not in limitation of the powers conferred by the DGCL and other applicable law, the Board of Directors is expressly authorized:

1.    To adopt, amend or repeal any By-Law (provided, however, that any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any By-Laws may be adopted, by the stockholders of the Corporation, pursuant to Article THIRTEENTH);

2.    To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

3.    To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

4.    By resolution adopted by the affirmative vote of a majority of the Entire Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent permitted by applicable law and provided in such resolution or in the By-Laws of the Corporation, and to the fullest extent permitted by the DGCL, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.    Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

C.    Commencing at the 2020 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders (including the 2020 annual meeting of stockholders) in the manner provided in the By-Laws of the Corporation. From the effective date of this Amended and Restated Certificate of Incorporation until the election of the directors at the 2022 annual meeting of stockholders, the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Entire Board. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. The initial assignment of directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the 2020 annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the 2021 annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the 2022 annual meeting of stockholders. Each director elected at the 2020 annual meeting of stockholders and each director elected at the 2021 annual meeting of stockholders shall hold office until the 2022 annual meeting of stockholders and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Commencing with the 2022 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL and each director shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Directors need not be stockholders of the Corporation.

D.    Except as otherwise expressly provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock (including any Certificate of Designation relating to such series of Preferred Stock), newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from the death, resignation, or removal of any director or from any other cause shall be filled solely by the Board of Directors by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or if such vacancy is not so filled or otherwise eliminated by a reduction in the number of authorized directorships prior to the next annual meeting of stockholders, by the stockholders at the next annual meeting thereof. Any director elected in accordance with the first sentence of this Paragraph D shall hold office for a term that shall coincide with the remaining term of the class such director is elected to and until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

E.    From the effective date of this Amended and Restated Certificate of Incorporation until the earlier of (i) such time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, and (ii) the election of directors at the 2022 annual meeting of stockholders, any director or the Entire Board, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), may only be removed for cause, such removal to require the affirmative vote of the holders of shares representing at least two-thirds of the votes that would be entitled to vote on the election of directors of the Corporation by the then outstanding shares of all classes and series of Capital Stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class. For purposes of this Amended and Restated Certificate of Incorporation, “cause,” with respect to any director of the Corporation, shall be deemed to exist if (i) he or she is convicted or pleads nolo contendere to a felony or (ii) a final adjudication of a court of competent jurisdiction adverse to such director, and from which there is no further right to appeal, establishes that he or she (A) is of unsound mind, (B) willfully committed acts of misconduct that have a material and adverse economic effect on the Corporation, (C) breached his or her duty of loyalty to the Corporation, (D) engaged in active and deliberate acts of dishonesty against the Corporation, or (E) he or she received an Improper Personal Benefit (as defined below). “Improper Personal Benefit” shall mean a person’s receipt of a personal gain by reason of a person’s position as a member of the Corporation’s Board of Directors of a financial profit, monies or other advantage not also accruing to the benefit of the Corporation or to the stockholders generally and which is unrelated to his or her usual compensation by the Corporation for serving as a director, including, but not limited to, pursuant to the use or communication of confidential or inside information relating to the Corporation or its business or affairs for the purpose of generating a profit from trading in the Corporation’s securities or providing a benefit to a third party. Notwithstanding the foregoing, “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the director’s failure to act that constitutes “cause” and, if cure is possible, such director shall not have cured such act or omission within ninety (90) calendar days after the delivery of such notice.

From and after the 2022 annual meeting of stockholders, any director or the Entire Board, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock, may be removed with or without cause, in either case, only upon the affirmative vote of the holders of shares representing at least two-thirds of the votes that would be entitled to vote on the election of directors of the Corporation by the then outstanding shares of all classes and series of Capital Stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.

Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock, voting as a separate class, are entitled to elect one or more directors of the Corporation pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), any such director of the Corporation so elected may be removed only in accordance with this Amended and Restated Certificate of Incorporation (including such Certificate of Designation).

SEVENTH:

A.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner as shall be provided in the By-Laws of the Corporation in its present form or as hereafter amended from time to time.

B.    Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the stockholders of the Corporation, special meetings of the stockholders of the Corporation may be called at any time only at the direction of the chair of the Board of Directors, the chief executive officer of the Corporation, the lead outside director of the Board of Directors or by resolution adopted by the affirmative vote of a majority of the Entire Board. Except as otherwise required by the DGCL and subject to the provisions set forth in the By-Laws of the Corporation, the business to come before, and be conducted at, a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting (and any supplement thereof), and the person or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held at such place, if any, within or outside the State of Delaware, and on such date and at such time, as shall be specified in the notice of such special meeting.

C.    Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation at which a quorum is present, and may not be effected by the stockholders of the Corporation by written consent or electronic transmission in lieu of any such meeting of stockholders.

D.    Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, that this Article NINTH shall not eliminate or limit the liability of a director (A) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (D) for any transaction from which such director derived an improper personal benefit; nor shall this Article NINTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article NINTH originally became effective. If the DGCL is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

TENTH:

A.    Each person who was or is a party, or is threatened to be made a party to, or is involved in any pending or completed action, suit or investigation (including any internal investigation), inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, arbitrative, legislative, investigative or otherwise, and whether formal or informal, or any appeal of any kind therefrom, and whether instituted by or in the right of the Corporation, a governmental agency, the Board of Directors, any authorized committee thereof, a class of its security holders or any other party, and whether made pursuant to federal, state or other law (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, (1) is or was a director or officer of the Corporation or (2) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, association, or other enterprise, whether for profit or not-for profit, including service with respect to employee benefit plans (each such person, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

B.    Except as provided in Paragraph E of this Article TENTH, notwithstanding the provisions of Paragraph A of this Article TENTH, the Corporation shall not indemnify any person indemnified pursuant to Paragraph A of this Article TENTH in connection with a Proceeding (or part thereof) initiated by such person unless (i) the Board of Directors, by resolution thereof adopted by the affirmative vote of a majority of the Entire Board, authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or other applicable law, or (iii) such indemnification is otherwise required by the DGCL or other applicable law.

C.    The rights conferred upon Indemnitees in this Article TENTH shall be considered contract rights between the Corporation and the Indemnitee and shall be effective to the same extent and as if provided for in a contract between the Corporation and the Indemnitee. Such contract rights shall be deemed to vest at the commencement of the Indemnitee’s service to or at the request of the Corporation. Such contract rights shall include the right to be paid by the Corporation the expenses (including, without limitation, attorney’s fees) incurred by or on behalf of the Indemnitee in connection with any such Proceeding in advance of its final disposition, consistent with the provisions of the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader rights to payment of expenses than such law permitted the Corporation to provide prior to such amendment), and the other provisions of this Article TENTH. Such advancement of expenses shall be paid by the Corporation within twenty (20) calendar days after the receipt by the Corporation of a statement or statements from an Indemnitee requesting such advancement of expenses from time to time together with a reasonable accounting of such expenses; provided, however, that, if the DGCL so requires, the payment of such expenses incurred by a director or officer in his or her capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified under this Article TENTH or pursuant to the DGCL or otherwise. A director’s or officer’s undertaking to repay the Corporation any advancement of expenses shall not be required to be secured, shall not bear interest, and shall be made without regard to such director’s or officer’s ability to repay such advancement of expenses. Except for any undertaking required by the DGCL or this Article TENTH, the Corporation shall not impose on any director or officer additional conditions to the advancement of expenses or require from any director or officer additional undertakings regarding repayment. Advancements of expenses to an Indemnitee shall include any and all reasonable expenses incurred pursuing an action to enforce this right of advancement, including expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed. The right to advancement of expenses provided by this Article TENTH shall not apply to (i) any Proceeding against a person brought by the Corporation and approved by resolution adopted by the affirmative vote of a majority of the Entire Board which alleges willful misappropriation of corporate assets by such person, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such person’s fiduciary duty to the Corporation or its stockholders, or (ii) any claim for which indemnification is excluded pursuant to this Article TENTH, the DGCL or other applicable law.

D.    Subject to the provisions of this Article TENTH, the Corporation may, by action of its Board of Directors and to the extent not prohibited by the DGCL or other applicable law, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.

E.    If a claim under Paragraph A or C of this Article TENTH is not paid in full by the Corporation within (i) sixty (60) calendar days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) calendar days after a written claim for an advancement of expenses, together with a reasonable accounting of such expenses, has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation, in compliance with Article TWELFTH, to recover the unpaid amount of the claim or to obtain the advancement of expenses, as applicable, and, if successful, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense shall, to the fullest extent not prohibited by applicable law, be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The termination of any Proceeding described in this Article TENTH, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such person’s conduct was unlawful.

F.    The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended from time to time, By-Law of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

G.    The Corporation may purchase and maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article TENTH or the DGCL. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect the indemnification provided in this Article TENTH.

H.    No amendment to or repeal of any Paragraph of this Article TENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article TENTH, shall, unless otherwise required by law, eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of such inconsistent provision.

ELEVENTH: The Corporation, on behalf of itself and its subsidiaries, renounces, to the fullest extent permitted by the DGCL or other applicable law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Neither the alteration, amendment or repeal of this Article ELEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article ELEVENTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article ELEVENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”), or in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware (each such court, as applicable, the “Selected Forum”), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto), this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Selected Forum, (D) any action asserting a claim governed by the internal affairs doctrine, (E) any action to interpret, apply, enforce or determine the validity of the Amended and Restated Certificate of Incorporation or the By-Laws (in each case, as they may be amended from time to time), or (F) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. If any action, the subject matter of which is within the scope of the preceding sentence, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (1) the personal jurisdiction of the Selected Forum in connection with any action brought in such court to enforce the preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of Capital Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

THIRTEENTH:

A.    The Corporation reserves the right, at any time and from time to time, to amend, modify or repeal any provisions contained in this Amended and Restated Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law, subject to the express provisions hereof and all rights, preferences, privileges and powers of whatsoever nature conferred on stockholders, directors, officers or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended from time to time are granted subject to the right reserved in this Article THIRTEENTH. Notwithstanding any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation which might otherwise permit a lesser vote, but in addition to any vote required by applicable law and any affirmative vote of the holders of any series of Preferred Stock required by law or this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock), the affirmative vote of the holders of shares representing at least two-thirds of the votes that would be entitled to be cast on such matter by all of the then outstanding shares of all classes and series of Capital Stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation, or to adopt any new provision of this Amended and Restated Certificate of Incorporation.

B.    In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to amend, alter, repeal or adopt the By-Laws of the Corporation by resolution adopted by the affirmative vote of a majority of the Entire Board. Notwithstanding any provision of this Amended and Restated Certificate of Incorporation or law which might otherwise permit a lesser vote, and in addition to any vote required by law, the affirmative vote of the holders of at least two-thirds of the votes that would be entitled to be cast on such matter by all of the then outstanding shares of all classes and series of Capital Stock of the Corporation, at any annual or special meeting of stockholders, voting together as a single class shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-Laws of the Corporation.

FOURTEENTH: If any provision (or any part thereof) of this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended from time to time shall be held invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (B) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and attested to on this      day of              2019.

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